                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        VARLEN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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
                               VARLEN CORPORATION
                              55 SHUMAN BOULEVARD
                                 P.O. BOX 3089
                        NAPERVILLE, ILLINOIS 60566-7089

                                 --------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 26, 1999

                                 -------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Varlen Corporation, a Delaware corporation (the "Company"), will be held at the Radisson Hotel Lisle-Naperville, 3000 Warrenville Road, Lisle, Illinois 60532 on Wednesday, May 26, 1999, at 10:00 A.M. (local time), for the following purposes:

    1.  To elect a Board of Directors.

    2. To transact such other and further business as may properly come before the meeting or any adjournment or adjournments thereof.

    Common stockholders of record at the close of business on April 1, 1999 are entitled to notice of and to vote at the meeting. A complete list of such stockholders is open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company at 55 Shuman Boulevard, Naperville, Illinois 60566-7089.

    A copy of the Company's Annual Report for the fiscal year ended January 31, 1999 is enclosed herewith.

                                          By Order of the Board of Directors,

                                          VICKI L. CASMERE,
                                          SECRETARY

Dated: April 16, 1999

STOCKHOLDERS ARE URGED TO FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED. THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                               VARLEN CORPORATION
                              55 SHUMAN BOULEVARD
                                 P.O. BOX 3089
                        NAPERVILLE, ILLINOIS 60566-7089

                                 --------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 1999

                                 -------------

                                                                  April 16, 1999

To the Stockholders:

    This Proxy Statement is furnished to you in connection with the solicitation by the Board of Directors of Varlen Corporation, a Delaware corporation (the "Company"), of Proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Radisson Hotel Lisle-Naperville, 3000 Warrenville Road, Lisle, Illinois 60532 on Wednesday, May 26, 1999, at 10:00 A.M. (local time) and at any subsequent time which may be necessary by the adjournment thereof.

    If you were a holder of record of Common Stock of the Company at the close of business on April 1, 1999, you are entitled to vote at the meeting. If, however, you cannot be present in person, a form of Proxy is enclosed which the Board of Directors of the Company requests you to execute and return as soon as possible. You can, of course, revoke your Proxy at any time before it is voted, if you so desire, either in person at the meeting or by delivery of a duly executed written statement to that effect to the Secretary of the Company.

    The Company is paying all costs of the solicitation of Proxies, including the expenses of printing and mailing to its stockholders this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of Proxy. Officers or employees of the Company may solicit Proxies in person, or by mail, telegram or telephone, but such persons will receive no compensation for such work, other than their normal compensation as such officers or employees.

    At the close of business on April 1, 1999, 17,010,934 shares of Common Stock were outstanding and are entitled to vote at the Annual Meeting. Each outstanding share is entitled to one vote. This Proxy Statement and the enclosed Proxy are first being mailed to the stockholders of the Company on or about April 16, 1999.

                               PROXIES AND VOTING

    The persons named in the accompanying form of Proxy intend to vote Proxies for the election of the nominees for director described herein unless authority to vote for directors is withheld. In the event that any nominee at the time of election shall be unable or unwilling to serve or is otherwise unavailable for election (which contingency is not now contemplated or foreseen), and in consequence other nominees shall be nominated, the persons named in the form of Proxy shall have the discretion and authority to vote or to refrain from voting in accordance with their judgment on such other nominations.

    The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote at the meeting is required for a quorum. If a quorum is present, those nominees receiving a plurality of the votes cast will be elected. Accordingly, neither shares withheld in the election of directors nor abstentions will count as negative votes. The other matters being submitted to stockholders at the meeting require the affirmative vote of a majority of the shares voted (including abstention votes) for approval.

    Shares held by brokers and other stockholder nominees sometimes are voted on certain matters but not others. This can occur, for example, when the broker does not have the discretionary authority to vote shares of Common Stock and is instructed by the beneficial owner thereof to vote on a particular matter but is not instructed on one or more others. These are known as "non-voted" shares. With respect to Proposal 1, "non-voted" shares will not be counted as a vote.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

    Directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified or until resignation, removal, disqualification or death as provided in the Bylaws of the Company. The nominees for director, together with certain information furnished to the Company by each nominee (see also "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management" herein), are set forth below:

                                                                                      COMMON STOCK OF THE
                                                                                      COMPANY BENEFICIALLY
                                                                                          OWNED AS OF
                                                                                        APRIL 1, 1999(1)
                                                                                  ----------------------------
                            NAME, AGE AND                               DIRECTOR       NUMBER         PERCENT
                        POSITION WITH COMPANY                            SINCE        OF SHARES       OF CLASS
----------------------------------------------------------------------  --------  -----------------   --------
Ernest H. Lorch, 66 ..................................................    1984        10,102shares(2)   0.1%
  Senior Chairman

Richard L. Wellek, 60 ................................................    1983       223,033shares(3)   1.3%
  Chairman

Raymond A. Jean, 56 ..................................................    1997       156,357shares(4)    .9%
  President and Chief Executive Officer

L. William Miles, 65 .................................................    1993         4,053shares(2)   *

Greg A. Rosenbaum, 46 ................................................    1985        16,946shares(2)   0.1%

Joseph J. Ross, 53 ...................................................    1994         5,642shares(2)   *

Theodore A. Ruppert, 68 ..............................................    1971       985,671shares(5)   5.8%

------------------------

 * The number of shares of Common Stock beneficially owned is less than .1% of class.

(1) As of April 1, 1999, all directors, nominees and officers of the Company as a group (11 persons) owned beneficially 1,539,402 shares of the Company's Common Stock (8.9% of class), 564,979 of which were held directly (including shares which are deemed to be beneficially owned solely because of the existence of currently exercisable options to acquire such shares, shares held by sole trustees and shares held as a custodian) and 974,423 of which were held subject to shared voting and dispositive power.

(2) Held directly.

(3) Of such shares, 169,306 are deemed to be beneficially owned by Mr. Wellek because he is the sole trustee of a trust of which he is the sole beneficiary and 53,727 are deemed to be beneficially owned solely because of the existence of currently exercisable options to acquire such shares.

(4) Of such shares, 46,983 are deemed to be beneficially owned by Mr. Jean because he is the sole trustee of a trust of which he is the sole beneficiary, 107,724 are deemed to be beneficially owned by Mr. Jean solely because of the existence of currently exercisable options to acquire such shares and 1,650 are deemed to be beneficially owned because they are held as a custodian for the benefit of his daughter.

(5) Of such shares, 11,248 are held directly and 974,423 are deemed to be beneficially owned by Mr. Ruppert solely because he is one of the trustees of several trusts in which he and members of his family have an interest.

    Mr. Lorch is Of Counsel to Whitman Breed Abbott & Morgan, attorneys, a position he has held since January 1993. He retired as Chairman and Chief Executive Officer of The Dyson-Kissner-Moran Corporation ("DKM"), a private investment company, in December 1992, a position he held since January 1990. DKM owned approximately 30% of the Common Stock of the Company prior to the Company's purchase of all of the Company's shares owned by DKM in January 1993. Mr. Lorch was President of DKM from June 1984 to January 1990. Mr. Lorch is also a director of Tyler Corporation. Tyler Corporation, headquartered in Dallas, Texas, is a provider of technology, software data warehousing, and electronic document management systems and services for local governments and other enterprises. Tyler also operates in the retail automotive parts business.

    Mr. Wellek has been Chairman of the Company since May 1997. He retired from employment with the Company as its Chief Executive Officer in January 1999, and previously served as President, and as Chief Executive Officer of the Company since December 1983.

    Mr. Jean was elected President and Chief Executive Officer of the Company in February 1999. He was elected President and Chief Operating Officer in May 1997. He was Executive Vice President and Chief Operating Officer of the Company since 1993. Mr. Jean joined the Company in 1988 as Group Vice President.

    Mr. Miles is Vice President for Administration at Fairfield University, Connecticut, a position he has held since July 1992. From February 1988 to June 1992 he was Senior Vice President of Call Interactive, a subsidiary of American Express Co., and a provider of interactive telephone services. Mr. Miles is also a director of Bouton Corporation, a manufacturer of safety glasses.

    Mr. Rosenbaum has been President of Palisades Associates, Inc., a merchant banking and consulting company, since August 1989. Mr. Rosenbaum is a director of McLaren/Hart, Inc., an environmental services consulting firm to large corporations, including, among others, the Company. Mr. Rosenbaum owns less than a 5% interest in McLaren/Hart, Inc.

    Mr. Ross is Chairman, President and Chief Executive Officer of Federal Signal Corporation, a manufacturer of public safety, signaling and communications equipment. He has been Chairman of Federal Signal since February 1990 and has served as its President and Chief Executive Officer since December 1987.

    Mr. Ruppert is the sole proprietor of Village Development Partnership, a real estate, manufacturing and oil development holding company, prior to which he was, a general partner, for more than the previous five years; Chairman, Chief Executive Officer, President and a director of Glaize Development Corporation, a real estate developer; and a director of Pioneer Bank & Trust Company. (See "Security Ownership of Certain Beneficial Owners and Management" herein.)

    During the fiscal year ended January 31, 1999 ("1998"), the Board of Directors held eleven meetings. The Board has an Audit Committee consisting of Messrs. Ross and Ruppert; a Compensation Committee consisting of Messrs. Lorch, Miles and Rosenbaum and a Nominating and Organization Committee consisting of Messrs. Ross, Lorch and Wellek. The primary function of the Audit Committee, which during 1998 held two meetings, is to review the scope and results of each year's annual independent audit, establish the scope and review the results of the internal audit function and review the Company's internal control procedures. The primary functions of the Compensation Committee, which during 1998 held three meetings, are to determine the compensation of the Company's executive officers and operating unit presidents and to administer the Company's stock option and purchase plans. The primary function of the Nominating and Organization Committee, which held one meeting during 1998, is to advise the board on board membership, committee structure and Chief Executive Officer succession. Each director attended more than 85% of the meetings of the Board of Directors and committees on which he served during 1998.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE

    COMPENSATION PHILOSOPHY

    The Executive Compensation program is administered by the Compensation Committee of the Board of Directors, which is composed of a majority of nonemployee directors who are all outside directors, and is designed to attract, retain and motivate executive personnel whose sustained performance will increase stockholder value through successful achievement of short-term corporate goals and long-term Company objectives. The compensation program is directly integrated with the achievement of the Company's strategic business plans. The following program components have been designed to meet these objectives:

    BASE SALARY

    The base salary program is designed to pay for individual performance within a structure that is internally equitable and externally competitive with comparable companies. Base salaries are a function of:

        (1) the relative value and potential impact of each position on the performance of the Company. Value is measured by responsibilities, complexity and scope of markets, sales volume, technological requirements, business strategy, etc. The evaluation process results in the assignment of a position grade;

        (2) salary ranges, assigned to each pay grade, which establish a competitive position with median salary compensation levels at comparable companies;

        (3) individual performance, within established base salary ranges.

    The program is designed to provide executives who continue to meet performance expectations with base compensation that is competitive with median market rates at comparable companies. The Company compares base salary, bonus, and salary ranges of its executives to those of similar positions in comparable companies as reported in a salary survey conducted by an independent consulting firm. Independent surveys are also used to develop a merit increase budget. Within this budget, executives may or may not receive a base salary increase dependent upon performance in the prior year and their position in their respective salary ranges. The amount of increase will vary with individual performance against established performance objectives.

    ANNUAL INCENTIVE -- A target bonus is paid when both financial performance (E.G., consolidated return on invested capital/return on net assets employed) and individual performance objectives are met. Financial goals are directly related to the strategic business plan. Individual performance goals are value added, representing achievements of annually agreed upon objectives within the control of the executive beyond normal position expectations.

    If both objectives are not met, the bonus will be reduced. If performance is below the minimum threshold for both objectives, there will be no bonus. Similarly, if performance exceeds the objectives, a higher bonus will be paid, subject to a cap.

    LONG-TERM CONSISTENCY BONUS -- An additional compensation opportunity is directly correlated with consistent achievement of annual incentive goals over a multi-year period. This bonus is contingent upon achievement of financial and individual performance objectives for more than one year of a three year period. If minimum financial objectives are not met, no consistency bonus is paid.

    CONTINGENT STOCK AWARD -- As a result of a 1997 study by an independent compensation consulting firm completed at the request of the Compensation Committee, it was determined that the long-term compensation for certain executives needed to be enhanced for competitive reasons. The Compensation Committee and the Board of Directors approved the implementation of a plan tied directly to the improvement in the price of the Company's Common Stock over a targeted period, usually five years.

    STOCK OPTIONS -- This long-term compensation rewards management for long-term strategic direction and enhancement of stockholder value. Options also promote recruitment and retention of key management personnel by providing meaningful incentives dependent upon successful corporate performance. Stock options are awarded based upon an overall evaluation of each eligible employee. Outstanding options held are not considered in the award of new options.

    1993 DEFERRED INCENTIVE STOCK PURCHASE PLAN -- The "Stock Purchase Plan" was adopted by the Board of Directors of the Company on March 29, 1993, and became effective when it was approved by stockholders on May 25, 1993. The Purchase Plan provides for the offer to selected officers and other key employees of rights to purchase Common Stock of the Company. Within thirty days after receipt of an offer, each offeree seeking to participate in the Purchase Plan must execute a deferred purchase right agreement evidencing the offeree's commitment to purchase a specified number of shares of Common Stock of the Company at a specified price at the expiration of five years. Payments are made quarterly. A purchase right shall also entitle the offeree to receive a cash bonus equivalent to the amount of dividends which would have been payable on the number of shares the offeree committed to purchase under the purchase right, when and as dividends are paid on the Common Stock.

    COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

    As discussed previously, the Company's executive compensation program, including that of the CEO, is based on business performance, both short-term (base salary and annual incentive bonus) and long-term (long-term consistency bonus, contingent stock, stock options and Stock Purchase Plan). The compensation of the CEO serves as a model for this pay-for-performance program. Sales and earnings for the 1998 fiscal year were the highest in Company history. Net sales rose 23.8% to a record $646,672,000 from $522,254,000 in 1997. Net earnings increased 60.8% in 1998 to $41,242,000 or $2.38 per diluted share-- both records. Earnings before interest, taxes, depreciation and amortization was at a record $103,964,000 in 1998 or a 31% increase over the $79,257,000 in 1997.
All corporate financial goals were exceeded. The Company's book value per share increased to an all time high of $14.18, or 19% above the $11.94 in 1997 and $10.18 in 1996, after restatement for stock splits and dividends. In addition, significant steps were taken to advance Varlen's long-term strategy.

    Mr. Wellek's action and leadership played a key role in the achievement of the Company's strategic objectives and strong performance. Varlen is now significantly larger, more international, and positioned for further growth. Of his annual incentive, 75% was objectively determined based upon return on invested capital, which was 14.2% in 1998 compared to 10.5% in 1997. The balance of the annual incentive, 25%, was based upon non-financial goals. Achievement of these non-financial goals included strategic, organizational and succession planning. Mr. Wellek retired as the Company's Chief Executive Officer effective January 30, 1999 after a successful transition of responsibilities to Raymond A. Jean, who served as the Company's President and Chief Operating Officer. In addition, Mr. Wellek qualified for a long-term consistency bonus based upon the Company's performance over a multi-year period. Base salary adjustment for Mr. Wellek was made using data provided by independent consultants and was based upon the Company's larger size and international development, as well as his performance.

OTHER MATTERS

    The Revenue Reconciliation Act of 1993 limits the annual deduction a publicly held corporation may take for certain types of compensation paid or accrued with respect to certain executives to $1 million per year per executive for taxable years beginning after December 31, 1993. The compensation paid to its executives in 1998 was affected by the limitation on tax deductibility primarily due to the vesting of Common Stock purchases made over the last five years under the Company's Stock Purchase Plan. The Company annually reviews its compensation plans in the context of the requirements for tax deductibility under the rules. The Company intends that compensation realized upon the exercise of an option or SAR granted under the Company's 1998 Long-Term Equity Incentive Plan be regarded as "performance-based" under Section 162(m) of the Internal Revenue Code and that such compensation be deductible by the Company without regard to the limitation on tax deductibility imposed by Section 162(m).

                                          Respectfully submitted
                                          Greg A. Rosenbaum (Chairman)
                                          Ernest H. Lorch
                                          L. William Miles

April 8, 1999

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four executive officers who earned compensation during fiscal 1998, based on salary and bonus earned during 1998.

                                                                                 LONG-TERM COMPENSATION
                                                                             ------------------------------
                                                      ANNUAL COMPENSATION      SECURITIES         LONG-
                                                                               UNDERLYING          TERM
                                            FISCAL   ----------------------       STOCK         INCENTIVE      ALL OTHER
        NAME           PRINCIPAL POSITION    YEAR      SALARY      BONUS(1)    OPTIONS(2)        PAYOUTS         COMP.
--------------------  --------------------  ------   -----------   --------  ---------------   ------------   -----------
Richard L. Wellek     Chairman (13)          1998    $   556,172   $382,500         --          $506,008(8)   $124,314(3)
                                             1997        443,332    337,500     18,750(12)       253,700(8)    105,677(3)
                                             1996        405,828    307,582     18,563(12)       236,172(8)     95,783(3)
Raymond A. Jean       President and CEO      1998        332,672    231,200     15,000           280,364(9)     75,750(4)
                        (14)
                                             1997        290,992    201,280     15,000(12)       144,582(9)     71,067(4)
                                             1996        263,328    175,028     14,438(12)       130,744(9)     53,544(4)
George W. Hoffman     Vice President         1998        203,081     38,745      6,875            11,046(10)    22,416(5)
                                             1997        198,880     63,180      6,563(12)        26,510(10)    19,702(5)
                                             1996        187,229     28,723      8,250(12)        26,510(10)    20,806(5)
Richard A. Nunemaker  VP Finance, CFO        1998        193,500    117,000      8,437           110,582(11)    41,976(6)
                                             1997        184,667    111,600      8,438(12)        90,650(11)    42,816(6)
                                             1996        176,750    106,800      8,250(12)        85,621(11)    33,059(6)
Vicki L. Casmere      VP, General            1998        148,833     60,000      3,750            25,875        27,222(7)
                        Counsel and          1997        141,667     57,200      3,750(12)        10,220        20,000(7)
                        Secretary (15)       1996        112,566     45,000      4,125(12)             0         7,225(7)

--------------------------
(1) Reflects bonus earned during the fiscal year. All bonuses were paid during the following fiscal year.

(2) Number of shares of Common Stock subject to options granted in 1998, 1997 and 1996, respectively.

(3) Consists of $16,000, $15,200 and $12,875 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $83,327, $77,929 and $58,491 to the Company's Shadow 401(k) Plan; $0, $0 and $12,000 for services as a director of the Company and $24,987, $12,548 and $12,417 in other miscellaneous non-cash benefits, in 1998, 1997 and 1996.

(4) Consists of $16,000, $15,200 and $12,875 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $47,060, $42,296 and $29,184 to the Company's Shadow 401(k) Plan; and $12,690, $13,571 and $11,485 in other miscellaneous non-cash benefits, in 1998, 1997 and 1996.

(5) Consists of $8,800, $8,800 and $6,403 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $6,346, $3,707 and $6,967 to the Company's Shadow 401(k) Plan; and $7,270, $7,195 and $7,436 in other miscellaneous non-cash benefits, in 1998, 1997 and 1996.

(6) Consists of $16,000, $15,200 and $12,875 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $20,107, $20,722 and $14,951 to the Company's Shadow 401(k) Plan; and $5,869, $6,894 and $5,233
    in other miscellaneous non-cash benefits, in 1998, 1997 and 1996.

(7) Consists of $16,000, $15,200 and $2,869 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $5,442, $0 and $0 to the Company's Shadow 401(k) Plan; and $5,780, $4,800 and $4,356 in other miscellaneous non-cash benefits, in 1998, 1997 and 1996.

(8) Includes $27,615, $66,275 and $66,275 in non-cash compensation earned under the Stock Purchase Plan, $97,214, $0 and $0 in non-cash compensation earned under the Contingent Stock Award Plan and $173,429, $0 and $0 in non-cash compensation earned under a Deferred Cash Payment Grant in each of 1998, 1997 and 1996. The shares of Common Stock were paid out under the Stock Purchase Plan in June 1998.

(9) Includes $16,569, $39,765 and $39,765 in non-cash compensation earned under the Stock Purchase Plan, $41,300, $0 and $0 in non-cash compensation earned under the Contingent Stock Award Plan and $102,000, $0 and $0 in non-cash compensation earned under a Deferred Cash Payment Grant in each of 1998, 1997 and 1996. The shares of Common Stock were paid out under the Stock Purchase Plan in June 1998.

(10) Includes $11,046, $26,510 and $26,510 in non-cash compensation earned under the Stock Purchase Plan in each of 1998, 1997 and 1996. The shares of Common Stock were paid out under the Stock Purchase Plan in June 1998.

(11) Includes $11,046, $26,510 and $26,510 in non-cash compensation earned under the Stock Purchase Plan, $10,325, $0 and $0 in non-cash compensation earned under the Contingent Stock Award Plan and $20,400, $0 and $0 in non-cash compensation earned under a Deferred Cash Payment Grant in each of 1998, 1997 and 1996. The shares of Common Stock were paid out under the Stock Purchase Plan in June 1998.

(12) Restated for the 5 for 4 stock split in the form of a stock dividend in 1998.

(13) Mr. Wellek retired from the Company in January 1999. The expiration of his non-qualified options was extended to January 30, 2001. In addition, in January 1999, the Board of Directors granted Mr. Wellek the right to have his benefit under the Company's Supplemental Executive Retirement Plan calculated as if he retired at age 62 rather than age 60 resulting in an increase in his benefit of $3,926. See a discussion of the consulting agreement and termination arrangements on page 13.

(14) Mr. Jean was appointed Chief Executive Officer in February 1999 and was elected President in May 1997.

(15) Ms. Casmere was elected Vice President, General Counsel and Secretary of the Company in April 1996.

SUMMARY OF LONG-TERM INCENTIVE PLANS

    The following table presents information concerning compensation earned under long-term incentive plans during the most recent fiscal year for the Company's Chief Executive Officer and each of the Company's four executive officers who earned compensation under long-term incentive plans during fiscal 1998.

                                                                                               ESTIMATED FUTURE
                                                                                                 PAYOUTS UNDER
                                                                                                   NON-STOCK
                                                                            PERFORMANCE OR     PRICE-BASED PLANS
                                                        NUMBER OF SHARES,    OTHER PERIOD     -------------------
                                                         UNITS OR OTHER    UNTIL MATURATION     DOLLAR VALUE OF
                         NAME                               RIGHTS(1)          OR PAYOUT       ESTIMATED PAYOUT
------------------------------------------------------  -----------------  -----------------  -------------------
Richard L. Wellek
  Contingent Stock Award Plan(2)(3).............. 1998         19,836                             $    97,214
  Long-Term Consistency Bonus(6)................. 1998                                                207,750
  Deferred Long-Term Incentive(7)................ 1998                        Jan. 30, 1999           173,429

Raymond A. Jean
  Contingent Stock Award Plan(2)(4).............. 1998         50,000          Feb. 2, 2003
  Long-Term Consistency Bonus(6)................. 1998                                                120,495
  Deferred Long-Term Incentive(7)................ 1998                        April 7, 2002           425,000

George W. Hoffman
  Long-Term Consistency Bonus(6)................. 1998                                                      0

Richard A. Nunemaker
  Contingent Stock Award Plan(2)(5).............. 1998         12,500          Feb. 2, 2003
  Long-Term Consistency Bonus(6)................. 1998                                                 68,811
  Deferred Long-Term Incentive(7)................ 1998                        April 7, 2002            85,000

Vicki L. Casmere
  Long-Term Consistency Bonus(6)................. 1998                                                 25,875

------------------------

(1) These are 1998 Contingent Stock Award Plan awards which were granted on February 2, 1998 and vest on February 2, 2003, except for Mr. Wellek's awards, which will be paid out in 1999 based on his accrued award earnings through his retirement date of January 30, 1999. These amounts were restated for a 5 for 4 stock split in the form of a stock dividend in 1998.

(2) This compensation represents the amortization of the difference between the award price at issuance and fair market value of stock at the date of grant times the percentage of the award earned in fiscal 1998. See discussion of the 1998 Contingent Stock Award Plan in the Executive Compensation section of this Proxy Statement.

(3) Compensation earned under the Contingent Stock Award Plan was $97,214 in 1998, is included in Long-Term Compensation in the Summary Compensation Table above and will be his total pay-out under the plan.

(4) Compensation earned under the Contingent Stock Award Plan was $41,300 in 1998 and is included in Long-Term Compensation in the Summary Compensation Table above.

(5) Compensation earned under the Contingent Stock Award Plan was $10,325 in 1998 and is included in Long-Term Compensation in the Summary Compensation Table above.

(6) Represents compensation under the Long-Term Consistency Bonus, which was earned in 1998 and paid in 1999 and is included in Long-Term Compensation in the Summary Compensation Table above. See additional discussion in the Executive Compensation section of this Proxy Statement.

(7) This deferred payment was granted in November of 1997 and is payable in April of 2002 providing the executive is still an employee of the Company at that time. The executive may, under certain circumstances, be entitled to a pro-rata portion of this payment if he ceases to be an employee of the Company prior to April of 2002. Mr. Wellek's amount presented is the payment he will receive due to his retirement in January 1999.

DIRECTOR COMPENSATION

    During 1997, the manner in which directors who are not employees of the Company ("Nonemployee Directors") were paid was amended effective June 1, 1997. Nonemployee Directors were previously paid $12,000 per year for their director services which was increased to $18,000 per year effective June 1, 1997. The Senior Chairman received $5,000 per year and each committee chairman received $2,500 per year for serving in such capacity in addition to the director service fee. Nonemployee Directors receive $750 per board of directors meeting attended which increased to $1,000 effective June 1, 1997 ($250 per board of directors meeting by telephone) and $750 per committee meeting attended which was increased to $1,000 effective June 1, 1997 ($500 if the committee meeting is in conjunction with a board of directors meeting). Nonemployee Directors also receive an annual award of $12,000 of restricted Company Common Stock per year granted as of the date of the Annual Meeting of Stockholders. Mr. Wellek, who ceased to be an employee of the Company in January 1999, will receive $5,000 per year for his services as Chairman in addition to the other customary payments as a non-employee director, as noted above, beginning in fiscal 1999.

STOCK PERFORMANCE CHART

    The Company has replaced the S&P 500 Index and the S&P Manufacturing and Diversified Industry Group Index with the Russell 2000 Index and the Russell 2000 Automotive and Transportation Index as these indexes more accurately represent the Company's peers. The Company became a member of the Russell 2000 Group of companies in 1998, and is a company included in these two Russell indexes.

    The following two charts compares the change in the value of $100 invested in the Company's Common Stock with $100 invested in the S&P 500 Index and the S&P Manufacturing and Diversified Industry Group Index during the five fiscal years ended January 31, 1999 and against the Russell 2000 Index and the Russell 2000 Automotive and Transportation Index during the same time period. The comparison assumes $100 was invested on January 31, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL VALUE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                     S&P MANUFACTURING AND

                                                     Diversified Industry Group
           Varlen Corporation    S&P 500 Index                            Index
Jan-94                $100.00           100.00                           100.00
Jan-95                 $92.38           100.52                            99.97
Jan-96                $103.29           139.33                           146.53
Jan-97                 $91.73           175.94                           193.96
Jan-98                $179.50           223.26                           227.66
Jan-99                $218.71           295.79                           269.56

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                     RUSSELL 2000 AUTO AND TRANSPORTATION
           VARLEN CORPORATION  RUSSELL 2000 INDEX                   INDEX
Jan-94                $100.00              100.00                                    100.00
Jan-95                 $92.38               93.99                                     91.20
Jan-96                $103.29              122.14                                     99.54
Jan-97                 $91.73              145.28                                    119.72
Jan-98                $179.50              171.54                                    157.78
Jan-99                $218.71              172.12                                    156.86

OPTION GRANTS DURING 1998

    The following table provides information related to options granted to the named executive officers during 1998:

                                                                                                         POTENTIAL REALIZABLE VALUE
                                                           INDIVIDUAL GRANTS                             AT ASSUMED ANNUAL RATES OF
                                -----------------------------------------------------------------------   STOCK PRICE APPRECIATION
                                    NUMBER OF          % OF TOTAL                  MARKET                            FOR
                                    SECURITIES       OPTIONS GRANTED              PRICE ON                     OPTION TERM(1)
                                UNDERLYING OPTIONS   TO EMPLOYEES IN   EXERCISE   DATE OF    EXPIRATION  ---------------------------
             NAME                   GRANTED(2)            1998         PRICE(3)    GRANT        DATE       0%        5%       10%
------------------------------  ------------------   ---------------   --------   --------   ----------  -------  --------  --------
Richard L. Wellek.............           --                 --              --         --        --           --        --        --
Raymond A. Jean...............        6,062                3.8%         $29.73     $30.20     04/06/08   $ 2,849  $117,982  $294,619
                                      8,938                5.6           27.33      30.20     04/06/08    25,649   195,386   455,796
George W. Hoffman.............        6,875                4.3           30.20      30.20     04/06/08        --   130,574   330,901
Richard A. Nunemaker..........        8,437                5.3           29.73      30.20     04/06/08     3,965   164,206   410,047
Vicki L. Casmere..............        3,750                2.3           29.73      30.20     04/06/08     1,763    72,985   182,254

------------------------

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions providing for termination of the option following termination of employment, nontransferability or vesting periods.

(2) Options become exercisable 20% after each of the first four years since their issuance with all options exercisable after 4 1/2 years.

(3) The option exercise price may be paid in cash or by delivery of shares of Common Stock owned either by the optionee prior to the exercise of the option or, for certain options with the consent of the Compensation Committee, by the optionee as a result of the exercise of the option.

OPTION EXERCISES DURING 1998 AND FISCAL YEAR END OPTION VALUES

    The following table provides information related to options exercised by the named executive officers during 1998 and the number and value of options held at fiscal year end. The Company does not have any stock appreciation rights as of January 31, 1999.

                                                                                          VALUE OF UNEXERCISED
                                                              NUMBER OF SECURITIES            IN-THE-MONEY
                                                             UNDERLYING UNEXERCISED      OPTIONS AT FISCAL YEAR
                                  SHARES                   OPTIONS AT FISCAL YEAR END            END(1)
                                ACQUIRED ON     VALUE      --------------------------  ---------------------------
             NAME                EXERCISE      REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------------  -----------  ------------  -----------  -------------  ------------  -------------
Richard L. Wellek (2).........     132,407   $  2,792,915      72,477            --    $  1,056,351   $        --
Raymond A. Jean...............          --             --      97,250        41,559       1,687,985       376,009
George W. Hoffman.............       3,750         76,485      40,465        20,251         662,423       190,218
Richard A. Nunemaker..........       3,285         76,446      29,534        23,313         452,021       210,228
Vicki L. Casmere..............          --             --       2,400         9,225          33,699        75,562

------------------------

(1) The closing price for the Company's Common Stock as reported by the Nasdaq National Market on January 31, 1999 was $24.00. Value is calculated on the basis of the difference between the option exercise prices and $24.00 multiplied by the number of shares of Common Stock underlying the option.

(2) Of these exercisable options, 18,750 must be exercised within 90 days after Mr. Wellek's retirement on January 30, 1999. The remaining options expire as to exercise on January 30, 2001.

SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

    The Company has severance agreements with Messrs. Hoffman, Jean and Nunemaker, which provide for payments to such executive officers in the event their employment by the Company is terminated without cause (as defined) after a "Change in Control" of the Company. Subject to the terms and conditions of these agreements, such payments are to be made at the rate of the terminated executive officer's base salary (including the average of annual cash bonuses for the prior three years), on a monthly basis and for a period of two years, commencing on the date of termination. For purposes of this agreement, "Change in Control" means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not the Company is then subject to such reporting requirement; provided, however, without limiting the generality of the foregoing, a Change in Control shall be deemed to have occurred if: (i) any Person or Group (as those terms are defined in Section 13(d) and 14(d) of the Exchange Act) is or becomes the record or "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of 20% or more of the securities of the Company entitled to vote generally in the election of directors of the Company; or (ii) a reorganization, merger, consolidation, complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company or other similar transaction (in each case, other than pursuant to any bankruptcy, insolvency or similar law) occurs; or (iii) a change occurs in the composition of a majority of the board of directors of the Company as constituted on January 1, 1993, excluding any change where nomination of a successor director was approved by at least a majority of those members who are members of the board on January 1, 1993, or their successors if so approved for nomination by a majority of the board.

CONSULTING AGREEMENT AND TERMINATION ARRANGEMENTS

    Mr. Wellek will receive $250,000 per year until January 30, 2001 under a Consulting Agreement with the Company under which Mr. Wellek agreed to provide services and not compete with the Company; these fees are not intended as payments for services as a director. In addition, the Compensation Committee of the Board of Directors agreed to extend the expiration of three previously issued stock option grants, that would have otherwise expired within ninety days of his retirement date, to expire on the termination of Mr. Wellek's Consulting Agreement.

PENSION PLANS

    Effective January 1, 1986, the Company instituted the Varlen Profit Sharing & Retirement Savings Plan (the "401(k) Plan"), a defined contribution plan, in which Mr. Jean, Mr. Hoffman, Mr. Nunemaker and Ms. Casmere are participants. The Company also maintains the Supplemental Executive Retirement Plan of Varlen Corporation and its Participating Subsidiaries (the "SERP Plan") and the Varlen Corporation Excess Benefits Plan (the "Shadow 401(k) Plan") in which Mr. Jean, Mr. Hoffman, Mr. Nunemaker and Ms. Casmere participate.

    The following table sets forth, where applicable, the current covered compensation under each plan and the total number of years of credited service for benefit plan purposes for Mr. Jean, Mr. Hoffman, Mr. Nunemaker and Ms. Casmere. Covered compensation under the plans consists of total cash compensation, except that the 401(k) Plan is limited by law to $160,000 in calendar 1998 and 1999. Under the

SERP Plan, bonuses are attributed to the year they are earned instead of the year they are paid. Amounts paid in lieu of dividends under the Deferred Incentive Stock Purchase Plan are excluded from compensation under the SERP and Shadow 401(k) plans.

                                                                        COVERED COMPENSATION
                                                                 ----------------------------------    CREDITED
                                                                                SERP       SHADOW      SERVICE
                             NAME                                  401(K)       PLAN       401(K)      TO DATE
---------------------------------------------------------------  ----------  ----------  ----------  ------------
Raymond A. Jean................................................  $  160,000  $  684,367  $  684,367      11 years
George W. Hoffman..............................................     160,000     241,826     241,826      19 years
Richard A. Nunemaker...........................................     160,000     379,311     379,311      13 years
Vicki L. Casmere...............................................     160,000     234,708     234,708       2 Years

    The 401(k) Plan is maintained for the benefit of all eligible salaried and certain hourly employees of the Company and its participating subsidiaries, including the officers mentioned above. The eligibility requirement of the 401(k) Plan is six months of continuous service. The Employee Retirement Income Security Act of 1974 places certain limitations on amounts contributed under the 401(k) Plan.

    The 401(k) Plan provides for both employee and employer contributions. Employees may contribute up to 14% of total cash compensation during the calendar year, subject to certain limitations under Federal income tax law ($10,000 in calendar 1998 and 1999). Amounts contributed by an employee are not subject to income tax until the funds are withdrawn from the plan. Employer contributions are divided into two parts. First, the Company pays 25% of the amount contributed by the employee, up to 6% of total compensation. Second, there is a profit sharing contribution made to the account of each participant regardless of whether any employee contributions are made. The profit sharing contribution cannot be less than 2% of compensation per year and may be higher, based on the financial performance of the Company and established guidelines.

    Participants are immediately 100% vested with respect to their own contributions and any matching contributions. Profit sharing contributions are subject to a vesting schedule under which the participant becomes 40% vested after two years of service. An additional 20% vests after each additional year of service thereafter until the participant becomes 100% vested after 5 years of service. The vested portion of the participant's account balance becomes payable in a lump sum or in installments upon the earliest to occur of retirement, disability, death or termination of employment.

    Effective January 1, 1988, the Shadow 401(k) Plan was instituted to provide additional benefits to certain executives, as determined by the Board of Directors. In this funded plan, benefits are earned based on the application of any or all three IRS limitations with respect to the 401(k) Plan. Participants' Shadow 401(k) Plan accounts are credited with matching contributions or discretionary profit sharing contributions which are disallowed from the 401(k) Plan because of the limit on individual contributions ($10,000 in calendar
1998), the limit on covered compensation ($160,000 in calendar 1998), or the limit on total contributions of $30,000 or 25% of compensation from all sources. Account balances are adjusted for investment earnings or losses quarterly and all benefits earned are subject to the same vesting and payment schedule as is applied to the 401(k) Plan.

    The SERP Plan is an unfunded plan designed to provide supplemental retirement benefits to certain executives selected by the Board of Directors. At age 62 with 15 years of service, the executive is entitled upon retirement to full supplemental retirement benefits which, when added to the executive's total annual retirement benefit, equals 50% of the average of the five highest years of the final ten years of covered compensation. Any such executive may retire at age 55 or any age thereafter prior to age 62 with at least 15 years of service with reduced benefits. Executives with less than 15 years of service can also retire at age 62 or thereafter with reduced benefits. To compute the reduced benefits, the 50% factor is reduced by 3.3% for each year of service less than the required 15 years at age 62, and for each year of retirement prior to age 62.

    The following table sets forth the annual retirement benefit payable under the SERP Plan to participants retiring at age 62 in 1996. These benefits will be reduced by any profit sharing benefits from the 401(k) Plan or the Shadow 401(k) Plan, Company funded retirement benefits from prior pension plans and 50% of primary Social Security benefits. Benefits are unreduced for retirement starting at age 62, with 15 years of credited service.

                                                         ANNUAL BENEFITS FOR GIVEN YEARS OF SERVICE
                                                       ----------------------------------------------
                COVERED COMPENSATION                       15          20          25          30
-----------------------------------------------------  ----------  ----------  ----------  ----------
$ 150,000............................................  $   75,000  $   75,000  $   75,000  $   75,000
  200,000............................................     100,000     100,000     100,000     100,000
  250,000............................................     125,000     125,000     125,000     125,000
  300,000............................................     150,000     150,000     150,000     150,000
  350,000............................................     175,000     175,000     175,000     175,000
  400,000............................................     200,000     200,000     200,000     200,000
  450,000............................................     225,000     225,000     225,000     225,000
  500,000............................................     250,000     250,000     250,000     250,000
  550,000............................................     275,000     275,000     275,000     275,000
  600,000............................................     300,000     300,000     300,000     300,000
  650,000............................................     325,000     325,000     325,000     325,000
  700,000............................................     350,000     350,000     350,000     350,000

    The SERP Plan also contains optional methods of benefit payment, payments to the surviving beneficiary of an employee and other qualifications to the foregoing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Lorch, Miles and Rosenbaum, all independent directors, comprise the Company's Compensation Committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the ownership of shares of the Company's Common Stock by (i) persons who were the beneficial owners, as of April 1, 1999, of more than 5% of the outstanding shares of the Company's Common Stock and (ii) the Company's five most highly compensated executive officers.

                                                                                              NUMBER
                                                                                             OF SHARES
                                                                                            BENEFICIALLY PERCENT OF
                         NAME AND ADDRESS OF 5% BENEFICIAL OWNER                               OWNED        CLASS
------------------------------------------------------------------------------------------  -----------  -----------
Theodore A. Ruppert, as trustee...........................................................     974,423(1)       5.7%
One Barclay Woods Drive
St. Louis, Missouri 63124

Lazard Freres & Co. LLC...................................................................     963,819         5.7%
30 Rockefeller Plaza
New York, New York 10020

                                                                                              NUMBER
                                                                                             OF SHARES
                                                                                            BENEFICIALLY PERCENT OF
                                NAME OF EXECUTIVE OFFICER                                      OWNED        CLASS
------------------------------------------------------------------------------------------  -----------  -----------

Raymond A. Jean...........................................................................     156,357(2)       0.9%

George W. Hoffman.........................................................................      74,731(3)       0.4%

Richard A. Nunemaker......................................................................      58,142(4)       0.3%

Vicki L. Casmere..........................................................................       4,725(5)      *

------------------------

* The number of shares of Common Stock beneficially owned is less than .1% of class.

(1) Such shares are held by several trusts, each of which Mr. Ruppert is one of the trustees. The trusts are for the benefit of Berenice T. Ruppert and members of her family. Excludes 11,248 shares held directly by Theodore A. Ruppert.

(2) Of such shares, 46,983 are deemed to be beneficially owned by Mr. Jean because he is the sole trustee of a trust of which he is the sole beneficiary, 107,724 are deemed to be beneficially owned by Mr. Jean solely because of the existence of currently exercisable options to acquire such shares and 1,650 are deemed to be beneficially owned because they are held as a custodian for the benefit of his daughter.

(3) Of such shares, 28,340 are held directly and 46,391 are deemed to be beneficially owned solely because of his ownership of currently exercisable options to acquire such shares.

(4) Of such shares, 23,682 are held directly and 34,460 are deemed to be beneficially owned solely because of his ownership of currently exercisable options to acquire such shares.

(5) Deemed to be beneficially owned solely because of her ownership of currently exercisable options to acquire such shares.

                              INDEPENDENT AUDITORS

    The Board of Directors of the Company intends to appoint, subject to final proposal acceptance, the firm of Deloitte & Touche LLP as its independent auditors for the fiscal year ending January 31, 2000. Deloitte & Touche LLP served in such capacity for the Company's preceding fiscal year. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders and will be given an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

    The Board of Directors of the Company knows of no other matters which are to be brought before the meeting. If any other matters should be presented for proper action, it is the intention of the persons named in the Proxy to vote in accordance with their discretion pursuant to the terms of the Proxy.

                           PROPOSALS OF STOCKHOLDERS

    Any stockholder proposals must have been received by the Company by March 3, 1999 to be presented at the 1999 Annual Meeting of Stockholders. Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received at the Company's executive offices on or before December 18, 1999 in order to be considered for inclusion in the Company's Proxy Statement. Any stockholder proposals to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company at its executive offices between February 11, 2000 and March 2, 2000.

                                              VARLEN CORPORATION
                                          By  RAYMOND A. JEAN
                                             President and Chief
                                             Executive Officer

    It is important that Proxies be returned promptly. Therefore, stockholders who do not expect to attend the meeting in person are urged to fill in, sign, date and return the enclosed Proxy.

    A copy of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1999, filed with the Securities and Exchange Commission, may be obtained without charge by any stockholder of the Company of record as of April 1, 1999 by writing to: Mr. Richard A. Nunemaker, Vice President, Finance and Chief Financial Officer, Varlen Corporation, 55 Shuman Boulevard, P.O. Box 3089, Naperville, Illinois 60566-7089.

PROXY                                                                    PROXY

                               VARLEN CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 26, 1999

   THE UNDERSIGNED hereby appoints RICHARD L. WELLEK, THEODORE A. RUPPERT AND RICHARD A. NUNEMAKER, with full power of substitution and revocation, as proxies to vote all the stock outstanding in the name of the undersigned entitled to vote at the Annual Meeting of Stockholders of Varlen Corporation to be held at the Radisson Hotel Lisle - Naperville, 3000 Warrenville Road, Lisle, Illinois 60532, on Wednesday, May 26, 1999, at 10:00 A.M. (local time) and at any adjournment or adjournments thereof, with the same powers as the undersigned would possess if personally present, as specified herein.

            (Continued and to be DATED AND SIGNED on REVERSE SIDE)

                        Varlen Corporation
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES FOR DIRECTOR.

                                                                     For all
                                                For all   Withheld    nominees
                                                nominees  from all   except as
                                                          nominees  marked below

1. Election of Directors for a One Year Term:     / /       / /          / /
   Nominees:  Raymond A. Jean, Ernest H. Lorch,
              L. William Miles, Greg A. Rosenbaum,
              Joseph J. Ross, Theodore A. Ruppert
              and Richard L. Wellek.

Withhold my vote for the following nominees:

---------------------------------------------
Comments:






A majority of such proxies as shall be present at the meeting (or if only one shall be present then that one) may exercise all the power of the proxies hereunder. The undersigned hereby revokes all proxies heretofore given with respect to the voting of such stock at such Annual Meeting. The undersigned hereby acknowledges receipt of the Company's Proxy Statement dated April 16, 1999, and of its Annual Report for the fiscal year ended January 31, 1999.


2. In their discretion, upon any other matter which may properly come before the Annual Meeting or any adjournment or adjournments thereof.






The proxies will vote as instructed herein. If no choice is specified, proxies will vote FOR the election of all nominees for director.


------------------------------------------------------------------------

------------------------------------------------------------------------
                                Signature(s)

                                Dated                            , 1999
                                     ----------------------------
Signature of Stockholder should correspond exactly with name as stenciled hereon. When signing as an agent, attorney, executor, administrator, trustee, guardian or corporate official, please give your full title as such. Each joint owner or trustee should sign the proxy.

Please date, sign and return this Proxy in the enclosed envelope.